Exhibit 3.2

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

	Filed in the office of	Document Number 20170026989-54
Certificate of Correction	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS CHAPTERS 78,	Barbara K. Cegavske	01/20/2017 11:13 AM
78A, 80, 81, 82, 84, 86, 87, 87A, 88,	Secretary of State	Entity Number
88A, 89 AND 92A)	State of Nevada	E0387782011-5

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. Name of the entity for which correction is being made:

PROBILITY MEDIA CORPORATION [E0387782011-5]

2. Description of the original document for which correction is being made:

Certificate of Amendment (Document Number: 20170023315-54)

3. Filing date of the original document for which correction is being made: [01-19-2017]

4. Description of the inaccuracy or defect:

The effective date and time of filing of the Certificate of Amendment included an error.

5. Correction of the inaccuracy or defect:

4. Effective date and time of filing to the Certificate of Amendment should read:

“4. Effective date and time of filing (optional) Date: February 1, 2017 - Time: 9:00 A.M.”

6. Signature:

/s/ Steven M. Plumb                    Chief Financial Officer                  1/19/16

Authorized Signature                   Title *                                              Date